AUTOMATIC AND FACULTATIVE YRT REINSURANCE AGREEMENT


                                     BETWEEN



                         NATIONAL LIFE INSURANCE COMPANY
                            MONTPELIER, VERMONT, USA

                                       And

                      (HEREINAFTER CALLED THE "REINSURER")




                   THIS AGREEMENT IS EFFECTIVE JANUARY 1, 2002










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                                TABLE OF CONTENTS


 ARTICLE          TITLE                                                     PAGE
 -------          -----                                                     ----

    I             PARTIES TO THE AGREEMENT                                     3

   II             COMMENCEMENT, TERMINATION AND CONTINUANCE OF REINSURANCE     3

   III            SCOPE                                                        4

   IV             COVERAGE                                                     5

    V             LIABILITY                                                    6

   VI             RETENTION AND RECAPTURE                                      6

   VII            REINSURANCE PREMIUMS AND ALLOWANCES                          6

  VIII            RESERVES                                                     7

   IX             TERMINATIONS AND REDUCTIONS                                  7

    X             POLICY ALTERATIONS                                           9

   XI             POLICY ADMINISTRATION AND PREMIUM ACCOUNTING                10

   XII            CLAIMS                                                      11

  XIII            ARBITRATION                                                 12

   XIV            INSOLVENCY                                                  11

   XV             OFFSET                                                      12

   XVI            RIGHT TO INSPECT                                            12

  XVII            UNINTENTIONAL ERRORS, MISUNDERSTANDINGS OR OMISSIONS        12

  XVIII           CHOICE OF LAW, FORUM AND LANGUAGE                           13

   XIX            ALTERATIONS TO THE AGREEMENT                                13

   XX             EXECUTION OF THE AGREEMENT                                  14


SCHEDULES
---------

    I             REINSURANCE SPECIFICATIONS                                  15

   II             RETENTION                                                   19

   III            BUSINESS COVERED                                            20

   IV             REINSURANCE PREMIUMS                                        21

    V             LIMITS                                                      28

   VI             SAMPLE STATEMENT SPECIFICATIONS                             39

   VII            SAMPLE POLICY EXHIBIT                                       40

  VIII            DEFINITIONS                                                 41



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                      ARTICLE I - PARTIES TO THE AGREEMENT

Reinsurance required by the Ceding Company will be assumed by the Reinsurer as described in the terms of this Agreement.

This is an Agreement solely between the Reinsurer and the Ceding Company. In no instance will anyone other than the Reinsurer or the Ceding Company have any rights under this Agreement, and the Ceding Company is and will remain solely liable to any insured, policyowner, or beneficiary under the Original Policies reinsured hereunder.

The current general and special policy conditions, the premium schedules, and underwriting guidelines of the Ceding Company, applying to the business covered by this Agreement as set out in the Schedules, will form an integral part of this Agreement. Additions or alterations to any of these conditions or schedules will be reported to the Reinsurer without delay. In the case of significant changes, both parties to the Agreement must agree to the new reinsurance conditions.


      ARTICLE II - COMMENCEMENT, TERMINATION AND CONTINUANCE OF REINSURANCE

1.       AGREEMENT COMMENCEMENT

         Notwithstanding the date on which this Agreement is signed, this Agreement will take effect as from the date shown in the attached
         Schedule I, and applies to new business taking effect on and after this date.

2.       AGREEMENT TERMINATION

         This Agreement will be in effect for an indefinite period and may be terminated as to new reinsurance at any time by either party giving ninety (90) days written notice of termination. The day the notice is mailed to the other party's Home Office, or, if the mail is not used, the day it is delivered to the other party's Home Office or to an Officer of the other party will be the first day of the ninety (90) day period.

         During the ninety (90) day period, this Agreement will continue to operate in accordance with its terms.

3.       POLICY TERMINATION

         If the Policy is terminated by death, lapse, surrender or otherwise, the reinsurance will terminate on the same date. If premiums have been paid on the reinsurance for a period beyond the termination date, refunds will follow the terms as shown in Schedule I.

         If the Policy continues in force without payment of premium during any days of grace pending its surrender, whether such continuance be as a result of a Policy provision or a practice of the Ceding Company, the reinsurance will also continue without payment of premium and will terminate on the same date as the Ceding Company's risk terminates.

         If the Policy continues in force because of the operation of an Automatic Premium Loan provision, or other such provision by which the Ceding Company receives compensation for its risk, then the reinsurance will also continue and the Ceding Company will pay the Reinsurer the reinsurance premium for the period to the date of termination.

4.       CONTINUATION OF REINSURANCE

         On termination of this Agreement in accordance with the provisions in Paragraph two of this Article, the reinsurance ceded will remain in force subject to the terms and conditions of this Agreement until their natural expiry.





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                               ARTICLE III - SCOPE

1.       RETENTION OF THE CEDING COMPANY

         The type and amount of the Ceding Company's retention on any one life is as shown in Schedule I. In determining the amounts at risk in each case, any additional death benefits on the same life (e.g. additional term insurance or family income benefits) will be taken into account, as will the amounts at risk under any other existing policies, at the time of commencement, of the policy ceded under this Agreement.

         The Ceding Company may alter its retention in respect of future new business at any time. The Ceding Company will promptly notify the Reinsurer of such alteration and its effective date.

2.       CURRENCY

         All reinsurance to which the provisions of this Agreement apply will be effected in the same currencies as that expressed in the Original Policies and as shown in Schedule I.

3.       THE REINSURER'S SHARE

         The Reinsurer's Share is as shown in Schedule I.

4.       BASIS OF REINSURANCE

         Plans of insurance listed in Schedule I will be reinsured on the basis described in Schedule I, using the rates given in the Rate Table as shown in Schedule I.

5.       REINSURANCE ALLOWANCES

         The Reinsurer will pay to the Ceding Company the reinsurance allowance, if any, as shown in Schedule I. If any reinsurance premiums or installments of reinsurance premiums are returned to the Ceding Company, any corresponding reinsurance allowance previously credited to the Ceding Company, will be reimbursed to the Reinsurer.

6.       PREMIUM RATE GUARANTEE

         Premium Rate Guarantees, if any, are as shown in Schedule I.

7.       POLICY FEES

         Policy fees, if any, are as shown in Schedule I.

8.       TAXES

         Taxes, if any, are shown in Schedule I.

9.       EXPERIENCE REFUND OR PROFIT COMMISSION

         If an experience refund or profit commission is payable under this Agreement, the conditions and formula are as shown in Schedule I.



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10.      EXPENSE OF THE ORIGINAL POLICY

         The Ceding Company will bear the expense of all medical examinations, inspection fees and other charges incurred in connection with the original policy.



                              ARTICLE IV - COVERAGE

AUTOMATIC PROVISIONS

         For each risk on which reinsurance is ceded, the Ceding Company's retention at the time of issue will take into account both currently issued and previously issued policies.

         The Ceding Company must cede and the Reinsurer must automatically accept reinsurance, if all of the following conditions are met for each life:

         1.       RETENTION

                  The Ceding Company has retained its limit of retention as shown in Schedule I; and

         2.       PLANS AND RIDERS

                  The basic plan or supplementary benefit, if any, is shown in
                  Schedule I; and

         3.       AUTOMATIC ACCEPTANCE LIMITS

                  The underwriting class, age, minimum reinsurance amount, binding amounts and jumbo limits fall within the automatic limits as shown in Schedule I; and

         4.       UNDERWRITING

                  The risk is underwritten according to the Ceding Company's Standard Guidelines; and

                  The Ceding Company has never made facultative application for reinsurance on the same life to the Reinsurer or any other Reinsurer; and

         5.       RESIDENCE

                  The risk is a resident of the Countries, as shown in Schedule
                  I.

         If, for a given application, the Ceding Company cannot comply with the automatic reinsurance conditions described above, or if the Ceding Company submits the application to other Reinsurers for their facultative assessment, the Ceding Company can submit this application to the Reinsurer on a facultative basis.

FACULTATIVE PROVISIONS

         The Ceding Company will send copies of the original applications, all medical reports, inspection reports, attending physician's statement, and any additional information pertinent to the insurability of the risk to the Reinsurer.

         The Ceding Company will also notify the Reinsurer of any underwriting information requested or received after the initial request for reinsurance is made. For policies which contain automatic increase provisions, the Ceding





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         Company will inform the Reinsurer of the initial and ultimate risk amounts for which reinsurance is being requested, or in the case of indexed amounts, the basis of the indexing.

         On a timely basis, the Reinsurer will submit a written decision to the Ceding Company. In no case will the Reinsurer's offer on facultative submissions be open after 120 days have elapsed from the date of the Reinsurer's offer to participate in the risk. Acceptance of the offer and delivery of the policy according to the rules of the Ceding Company must occur within 120 days of the final reinsurance offer. Unless the Reinsurer explicitly states in writing that the final offer is extended, the offer will be automatically withdrawn at the end of day 120.

         The Reinsurer will not be liable for proceeds paid under the Ceding Company's conditional receipt or temporary insurance agreement for risks submitted on a facultative basis.

                              ARTICLE V - LIABILITY

The liability of the Reinsurer for all claims within automatic cover and all claims arising after facultative acceptance as described in Article IV, will commence simultaneously with that of the Ceding Company and will cease at the same time as the liability of the Ceding Company ceases.

                      ARTICLE VI - RETENTION AND RECAPTURE

If the Ceding Company changes its limit of retention as shown in Schedule I, written notice of the change will promptly be given to the Reinsurer. At the option of the Ceding Company, a corresponding reduction may be made in the reinsurance in force under this Agreement, on all lives, on which the Ceding Company has maintained its maximum limit of retention, provided that all eligible business is reduced on the same basis. The Ceding Company may apply the new limits of retention to existing reinsurance and reduce and recapture reinsurance inforce in accordance with the following rules:

1. No recapture will be made unless reinsurance has been in force for the minimum period shown in Schedule I.

2. Recapture will become effective on the policy anniversary date following written notification of the Ceding Company's intent to recapture.

3. No recapture will be made unless the Ceding Company retained its maximum limit of retention for the plan, age and mortality rating at the time the policy was issued. No recapture will be allowed in any class of fully reinsured business or in any classes of risks for which the Ceding Company established special retention limits less than the Ceding Company's maximum retention limits for the plan, age, and mortality rating at the time the policy was issued.

4. If any reinsurance is recaptured, all reinsurance eligible for recapture, under the provisions of this Article, must be recaptured.

5. If there is reinsurance with other reinsurers on risks eligible for recapture, the necessary reduction is to be applied to each company in proportion to the total outstanding reinsurance.


                ARTICLE VII - REINSURANCE PREMIUMS AND ALLOWANCES

1.       LIFE REINSURANCE

         Premiums for Life and Supplemental Benefit reinsurance will be as shown in Schedule I.

2.       SUBSTANDARD PREMIUMS

         Premiums will be increased by any (flat) extra premium as shown in
         Schedule I, charged the insured on the face amount initially reinsured. Premiums will be increased by any substandard premium as shown in
         Schedule I, charged the insured on the net amount at risk reinsured.



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3.       JOINT POLICY PREMIUMS

         In the case of joint policy premiums, if any, the premium rate payable to the Reinsurer will be as shown in Schedule I.

4.       SUPPLEMENTAL BENEFITS

         The Reinsurer will receive a proportionate share of any premiums for additional benefits as shown in Schedule I.






                             ARTICLE VIII - RESERVES

Reserve requirements of the Ceding Company, if any, are as shown in Schedule I.


                    ARTICLE IX - TERMINATIONS AND REDUCTIONS

Terminations or reductions will take place in accordance with the following rules in order of priority:

1. The Ceding Company must keep its initial or recaptured retention on the policy.

2. Termination or reduction of a wholly reinsured policy will not affect other reinsurance inforce.

3. A termination or reduction on a wholly retained case will cause an equal reduction in existing automatic reinsurance with the oldest policy being reduced first.

4. A termination or reduction will be made first to reinsurance of partially reinsured policies with the oldest policy being reduced first.

5. If the policies are reinsured with multiple reinsurers, the reinsurance will be reduced by the ratio of the amount of reinsurance in each company to the total outstanding reinsurance on the risk involved.

6. When a policy is reinstated, reinsurance will be reinstated as if the lapse or reduction had not occurred.


                         ARTICLE X - POLICY ALTERATIONS

1.       REINSTATEMENT

         Any policy originally reinsured in accordance with the terms and conditions of this Agreement by the Ceding Company may be automatically reinstated with the Reinsurer as long as the policy is reinstated in accordance with the terms and rules of the Ceding Company. Any policy originally reinsured with the Reinsurer on a facultative basis that has been in a lapsed status for more than ninety (90) days must be submitted with underwriting requirements and approved by the Reinsurer before it is reinstated. The Ceding Company will pay the Reinsurer its share of amounts collected or charged for the reinstatement of such policies.



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2.       EXCHANGES

         Exchanges will be reinsured under this Agreement only if the original policy was reinsured with the Reinsurer; the amount of reinsurance under this Agreement will not exceed the amount of the reinsurance on the original policy with the Reinsurer immediately prior to the exchange. Premiums will be determined as follows:
1. If any business covered under this Agreement is subsequently exchanged to any6 other plan reinsured by the Reinsurer, then such business shall be reinsured at the rates as shown in the Agreement covering the new plan. Rates and allowances or pay percentages applicable to the new plan will be determined at point-in-scale based on the original policy that is being exchanged. If the Agreement including the new rates requires policy fees, then they shall also apply to the new plan.

2. If any business covered under this Agreement is subsequently exchanged to a plan that is not reinsured with the Reinsurer under a specific document, then such business shall be reinsured with the Reinsurer at the current rates. Rates will be determined at point-in-scale based on the original policy that is being exchanged.

3. Term plans that exchange to other term plans and receive new underwriting will be covered under this Agreement on a new policy basis.



                   ARTICLE X - POLICY ALTERATIONS, (CONTNIUED)


3.       EXTENDED TERM AND REDUCED PAID UP ADDITIONS

         Changes as a result of extended term or reduced paid-up insurance will be handled like reductions.

4.       EXCHANGES OR CONVERSIONS

         Premiums will be as shown in Schedule IV.

Note: An original date policy Reissue will not be treated as a continuation of the original policy. It will be treated as a new policy and the original policy will be treated as Not Taken. All premiums previously paid to the Reinsurer for the original policy will be refunded to the Ceding Company. All premiums will be due on the new policy from the original issue date of the old policy.
Note: Re-Entry, e.g. wholesale replacement and similar programs are not covered under this Article. If Re-Entry is applicable to this treaty, then it will be covered in Schedule I.

            ARTICLE XI - POLICY ADMINISTRATION AND PREMIUM ACCOUNTING

1.       ACCOUNTING PERIOD AND PREMIUM DUE

         The Ceding Company will submit accounts to the Reinsurer, for reporting new business, alterations, terminations, renewals, claims, and premium due, as shown in Schedule I.

2.       ACCOUNTING ITEMS

         The accounts will contain a list of premiums due for the current accounting period, explain the reason for each premium payment, show premium subtotals adequate to use for premium accounting, including first year and renewal year premiums and allowances. The account information should provide the ability to evaluate retention limits, premium calculations and to establish reserves.

3.       REINSURANCE ADMINISTRATION REQUIREMENTS

         Reinsurance Administration Requirements are as shown in Schedule I.



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 4.      PAYMENT OF BALANCES

         The Ceding Company will pay any balance due the Reinsurer, at the same time as the account is rendered, but in all cases, by the Accounting and Premium Due frequency as shown in Schedule I. The Reinsurer will pay any balance due the Ceding Company, at the same time as the account is confirmed, however, at the latest, within thirty (30) days after receipt of the statement of account. Should the Reinsurer be unable to confirm the account in its entirety, the confirmed portion of the balance will be paid immediately. As soon as the account has been fully confirmed, the difference will be paid immediately by the debtor. All balances not paid within thirty (30) days of the due date shown on the statement will be in default.

5.       BALANCES IN DEFAULT

         The Reinsurer will have the right to terminate this Agreement, when balances are in default, by giving ninety (90) days written notice of termination to the Ceding Company. As of the close of the last day of this ninety (90) day notice period, the Reinsurer's liability for all risks reinsured under this Agreement will terminate. The first day of this ninety (90) day notice of termination, resulting from default as described in paragraph four of this Article, will be the day the notice is received in the mail by the Ceding Company, or if the mail is not used, the day it is delivered to the Ceding Company. If all balances in default are received within the ninety (90) day time period, the Agreement will remain in effect. The interest payable on balances in default is stipulated as shown in Schedule I.


     ARTICLE XI - POLICY ADMINISTRATION AND PREMIUM ACCOUNTING, (CONTINUED)

6.       FLUCTUATIONS IN EXCHANGE RATES

         If the premium due periods allowed for the payment of balances are exceeded by either party, the debtor will bear the currency risk, in the event of any subsequent alteration in the exchange rate, by more than five percent, unless the debtor is not responsible for the delay in payment.

                              ARTICLE XII - CLAIMS


Claims covered under this Agreement include only death claims, which are those due to the death of the insured on a policy reinsured and any additional benefits that are defined in accordance with the underlying policy and are reinsured under this Agreement.

1.       NOTICE

         The Ceding Company will promptly notify the Reinsurer of all claims.

2.       PROOFS

         In every case of loss, copies of the proofs obtained by the Ceding Company will be taken by the Reinsurer as sufficient. Copies thereof, together with proof of the amount paid on such claim by the Ceding Company will be furnished to the Reinsurer when requesting its share of the claim.

3.       PAYMENT OF BENEFITS

         The Reinsurer will pay its share of all payable claims, however, if the amount reinsured with the Reinsurer is more than the amount retained by the Ceding Company and the claim is contestable, all papers in connection with such claim, including all underwriting and investigation papers, must be submitted to the Reinsurer for its recommendation before admission of any liability on the part of the Ceding Company.



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         If the amount of insurance changes because of a misstatement of rate classification, the Reinsurer's share of reinsurance liability will change proportionately.

4.       CONTESTED CLAIMS

         The Ceding Company will notify the Reinsurer of its intention to contest, compromise, or litigate a claim. Unless it declines to be a party to such action, the Reinsurer will pay its share of any settlement up to the maximum that would have been payable under the specific policy had there been no controversy plus its share of specific expenses, except as specified below.

5.       CLAIMS EXPENSES

         If the Reinsurer declines to be a party to the contest, compromise, or litigation of a claim, it will pay its full share of the amount reinsured, as if there had been no contest, compromise, or litigation, and its proportionate share of covered expenses incurred to the date, from the date it notifies the Ceding Company it declines to be a party.

6.       EXTRA CONTRACTUAL OBLIGATIONS

         In no event will the following categories of expenses or liabilities be reimbursed:

         a.       Routine investigative or administrative expenses;

         b. Salaries of employees or other internal expenses of the Ceding Company or the original issuing companies;

         c. Extra contractual damages, including punitive damages and exemplary damages; or ARTICLE XI - POLICY ADMINISTRATION AND PREMIUM ACCOUNTING, (CONTINUED)

         d. Expenses incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to policy proceeds or benefits.

                           ARTICLE XIII - ARBITRATION
1.       GENERAL

         The parties agree to act in all things with the highest good faith. However, if the parties cannot mutually resolve a dispute or claim, which arises out of, or in connection with this Agreement, including formation and validity, and whether arising during, or after the period of this Agreement, the dispute or claim will be referred to an arbitration tribunal (a group of three arbitrators), and settled through arbitration.

         The arbitrators will be individuals, other than from the contracting companies, including those who have retired, with more than ten (10) years insurance or reinsurance experience within the industry.

         The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law; there will be no appeal from their decision, and any court having jurisdiction of the subject matter, and the parties, may reduce that decision to judgment.

2.       NOTICE

         To initiate arbitration, either party will notify the other party by Certified Mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought. The party to which the notice is sent, will respond to the notification in writing, within ten (10) days of its receipt.



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3.       PROCEDURE

         Each of the two parties will appoint one arbitrator, and these two arbitrators will select the third arbitrator. Upon the selection of the third arbitrator, the arbitration tribunal will be constituted, and the third arbitrator will act as Chairman of the tribunal.

         If either party fails to appoint an arbitrator within sixty (60) days after the other party has given notice of appointing an arbitrator, then the Arbitration Association, as shown in Schedule I, will appoint an arbitrator for the party that has failed to do so.

         The party that has failed to appoint an arbitrator will be responsible for all expenses levied by the Arbitration Association, for such appointment. Should the two arbitrators be unable to agree on the choice of the third arbitrator, then the appointment of this arbitrator is left to the Arbitration Association. Such expense shall be borne equal by each party to this Agreement.

         The tribunal, may in its sole discretion make orders and directions as it considers to be necessary for the final determination of the matters in dispute. Such orders and directions may be necessary with regard to pleadings, discovery, inspection of documents, examination of witnesses and any other matters relating to the conduct of the arbitration. The tribunal, will have the widest discretion permissible under the law, and practice of the place of arbitration, when making such orders or directions.

4.       ARBITRATION COSTS

         All costs of the arbitration will be determined by the tribunal, which may take into account the law and practice of the place of arbitration, and in what manner arbitration costs will be paid, and by whom.

5.       PLACE OF ARBITRATION

         The place of arbitration is as shown in Schedule I.

                     ARTICLE XIII - ARBITRATION, (CONTINUED)


6.       ARBITRATION SETTLEMENT

         The award of the tribunal, will be in writing, and binding upon the consenting parties.


                            ARTICLE XIV - INSOLVENCY


In the event of the insolvency of the Ceding Company, all reinsurance benefits will be payable directly to the liquidator, receiver, or statutory successor of the Ceding Company without diminution because of the insolvency and in accordance with the terms of this Agreement. Also, in the event of the insolvency or financial impairment of the Reinsurer, the Ceding Company may terminate this Agreement immediately. A 90-day notification period would not be required. Inforce policies may be recaptured immediately regardless of the duration the reinsurance has been inforce under this Agreement..

In the event of insolvency of the Ceding Company, the liquidator, receiver, or statutory successor will immediately give written notice to the Reinsurer of all pending claims against the Ceding Company on any policies reinsured. While a claim is pending, the Reinsurer may investigate and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator, receiver, or statutory successor. The expense incurred by the Reinsurer will be chargeable, subject to court approval against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more Reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of the reinsurance agreement as though such expense had been incurred by the Ceding Company.



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                               ARTICLE XV - OFFSET


Any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or against, either the Reinsurer or the Ceding Company, with respect to this Agreement or with respect to any other claim of one party against the other, are deemed mutual debts or credits, as the case may be, and will be offset, and only the balance will be allowed or paid.

                         ARTICLE XVI - RIGHT TO INSPECT

Upon request the Ceding Company will furnish the Reinsurer with detailed information concerning the risks reinsured under this Agreement. In particular the Reinsurer will be entitled to request that:

1. Copies of the whole or part of any documents relating to the risks and their reinsurance be made available to the Reinsurer at its own expense;

2. During the Ceding Company's normal office hours these documents will be made available to a representative of the Reinsurer who will be named in advance; notification of such visits will normally be given two weeks in advance and even in urgent cases at least forty-eight hours in advance; and

3. The Reinsurer will have this right of inspection as long as one of the two parties to this Agreement is claiming from the other.


       ARTICLE XVII- UNINTENTIONAL ERRORS, MISUNDERSTANDINGS OR OMISSIONS

It is expressly understood and agreed that if failure to comply with any terms of this Agreement is hereby shown to be the result of an unintentional error, misunderstanding or omission, on the part of either the Ceding Company or the Reinsurer, both the Ceding Company and the Reinsurer, will be restored to the position they would have occupied, had no such error, misunderstanding or omission occurred, subject always to the correction of the error, misunderstanding or omission.

               ARTICLE XVIII - CHOICE OF LAW, FORUM, AND LANGUAGE

1.       CHOICE OF LAW AND FORUM

         This Agreement, will in all respects be governed by, and construed in accordance with the law and exclusive jurisdiction of the Courts, as shown in Schedule I.

2.       LANGUAGE

         The Parties hereto acknowledge and agree that, even though they may execute this Agreement in both an English version and in another language, as shown in Schedule I, the version as shown in Schedule I will control for all legal purposes in the event of any inconsistency between or disagreement between the two versions.


                   ARTICLE XIX - ALTERATIONS TO THE AGREEMENT

This Reinsurance Agreement constitutes the entire Agreement between the parties, with respect to the business being reinsured hereunder, and there are no understandings between the parties other than as expressed in this Agreement. Any alterations to the provisions of this Agreement will be made by Amendment, Addenda or by correspondence attached to the Agreement embodying such alterations as may be agreed upon and signed by both parties. These documents will be regarded as part of this Agreement and will be equally binding.





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================================================================================




                     ARTICLE XX - EXECUTION OF THE AGREEMENT


                            IN WITNESS OF THE ABOVE,


                         NATIONAL LIFE INSURANCE COMPANY
                           OF MONTPELIER, VERMONT, USA
                                       AND





HAVE BY THEIR RESPECTIVE OFFICERS EXECUTED AND DELIVERED THIS AGREEMENT IN DUPLICATE ON THE DATES INDICATED BELOW:

NATIONAL LIFE INSURANCE COMPANY

BY:                                          BY:    ----------------------------
         -------------------------------

TITLE:                                       TITLE: ----------------------------
         -------------------------------

DATE:                                        DATE:  ----------------------------
         -------------------------------




BY:
    ------------------------------------

TITLE:   VICE PRESIDENT

DATE: ----------------------------------

================================================================================

                     SCHEDULE I - REINSURANCE SPECIFICATIONS


--------------------------------------------------------------------------------
COMMENCEMENT, TERMINATION AND CONTINUANCE OF REINSURANCE, ARTICLE II:
--------------------------------------------------------------------------------

         1. EFFECTIVE DATE:         This Agreement applies to policies with
                                    applications received by the Ceding Company on and after January 1, 2002.

         2. POLICY TERMINATION:     The Reinsurer will refund any unearned
            REFUNDS:                reinsurance premiums. However, polic fees,
                                    if any, will be deemed earned for a policy year if the policy is reinsured during any portion of that policy year.

--------------------------------------------------------------------------------
SCOPE, ARTICLE III:
--------------------------------------------------------------------------------

         1. RETENTION OF THE CEDING See Schedule II, Retention
            COMPANY:

         2. CURRENCY:               United States Dollars ("US$") 3. THE
                                    REINSURER'S SHARE : Excess of Ceding
                                    Company's Retention

         4. BASIS OF REINSURANCE:   YRT

         5. REINSURANCE ALLOWANCE:  See Schedule IV, Reinsurance Premiums

         6. PREMIUM RATE GUARANTEE: See Schedule IV, Reinsurance Premiums

         7. POLICY FEES:            See Schedule IV, Reinsurance Premiums

         8. TAXES:

            DAC TAX REGULATIONS

            The Ceding Company and the Reinsurer hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended.

            1. The term "party" will refer to either the Ceding Company or the Reinsurer as appropriate.

            2. The terms used in this Article are defined by reference to Treasury Regulation Section 1.848-2 in effect as of December 29, 1992. The term "net consideration" will refer to net consideration as defined in Treasury Regulation Section 1.848-2(f).

--------------------------------------------------------------------------------
SCOPE, ARTICLE III (CONTINUED):
--------------------------------------------------------------------------------

         8. TAXES   (CONTINUED):

            3. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of IRS
                  Section 848(c)(1).

            4. The Ceding Company and the Reinsurer agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The Ceding Company and the Reinsurer also agree to exchange information which may be otherwise required by the IRS.

            5. The Ceding Company will submit a schedule to the Reinsurer by June 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Ceding Company stating that the Ceding Company will report such net consideration in its tax return for the preceding calendar year.

            6. The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company. If the Reinsurer does not so notify the Ceding Company, the Reinsurer will report the net consideration as determined by the Ceding Company in the Reinsurer's tax return for the previous calendar year.

            7. If the Reinsurer contests the Ceding Company's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount. If the Ceding Company and the Reinsurer reach agreement on an amount of net consideration, each party will report such amount in their respective tax returns for the previous calendar year.

         PREMIUM TAX:               Premium Tax will not be reimbursed.


         9. EXPERIENCE REFUND OR    See Schedule IV, Reinsurance Premiums
            PROFIT COMMISSION:



--------------------------------------------------------------------------------
COVERAGE, ARTICLE IV:
--------------------------------------------------------------------------------

         1. RETENTION:              See Schedule II, Retention

         2. PLAN(S) AND RIDER(S):   See Schedule III, Business Covered

         3. AUTOMATIC ACCEPTANCE    See Schedule V, Limits
            LIMITS:

         4. UNDERWRITING CLASS:     See Schedule IV, Reinsurance Premiums

--------------------------------------------------------------------------------
COVERAGE, ARTICLE IV   (CONTINUED):
--------------------------------------------------------------------------------

         5. RESIDENCE:              United States, Canada, Puerto Rico or Guam

--------------------------------------------------------------------------------
RETENTION AND RECAPTURE, ARTICLE VI:
--------------------------------------------------------------------------------

            MINIMUM RECAPTURE
            PERIOD:                 Twenty (20) years

--------------------------------------------------------------------------------
REINSURANCE PREMIUMS AND ALLOWANCES, ARTICLE VII:
--------------------------------------------------------------------------------

         1. LIFE REINSURANCE:       See Schedule IV, Reinsurance Premiums

         2. SUBSTANDARD PREMIUMS:   See Schedule IV, Reinsurance Premiums

         3. JOINT POLICY PREMIUMS:  See Schedule IV, Reinsurance Premiums

         4. SUPPLEMENTARY BENEFITS: See Schedule IV, Reinsurance Premiums


--------------------------------------------------------------------------------
RESERVES, ARTICLE VIII:
--------------------------------------------------------------------------------

         The Ceding Company agrees to post on its books any deficiency reserves on the coverage reinsured under this Agreement.


--------------------------------------------------------------------------------
 POLICY ALTERATIONS, ARTICLE X:
--------------------------------------------------------------------------------

         1. EXCHANGES OR
            CONVERSIONS:            See Schedule IV, Reinsurance Premiums

         2. RE-ENTRY'S:             See Schedule IV, Reinsurance Premiums


--------------------------------------------------------------------------------
POLICY ADMINISTRATION AND PREMIUM ACCOUNTING, ARTICLE XI:
--------------------------------------------------------------------------------

         1. ACCOUNTING PERIOD:      Monthly

            PREMIUM DUE:            Annually in Advance

         2. ACCOUNTING ITEMS:       See Schedule VI, Sample Statement
                                    Specifications and Schedule VII, Sample
                                    Policy Exhibit

         3. REINSURANCE             Self Administration
            ADMINISTRATION:

--------------------------------------------------------------------------------
POLICY ADMINISTRATION AND PREMIUM ACCOUNTING, ARTICLE XI   (CONTINUED):
--------------------------------------------------------------------------------

4.       BALANCES IN DEFAULT:

         The Reinsurer reserves the right to charge interest at the Prime Rate plus 2% as stated in the Wall Street Journal on the 1st business day in January prior to the due date of the premium when:

         a. Renewal premiums are not paid within sixty (60) days of the due date.

         b. Premiums for new business are not paid within one hundred twenty
            (120) days of the date the policy is issued.


--------------------------------------------------------------------------------
ARBITRATION, ARTICLE XIII:
--------------------------------------------------------------------------------

         1. ARBITRATION ASSOCIATION: American Arbitration Association

         2. PLACE OF ARBITRATION:


--------------------------------------------------------------------------------
CHOICE OF LAW, FORUM AND LANGUAGE, ARTICLE XVIII:
--------------------------------------------------------------------------------

         1. CHOICE OF LAW AND FORUM:

         2. LANGUAGE:               English

                             SCHEDULE II - RETENTION


Each limit specified in this schedule represents the total for the Ceding Company and its subsidiary companies combined.

Except as noted below, the Ceding Company will retain $1,000,000 of life insurance an any one life.

Exceptions:

     1. For second-to-die policies, the maximum retention per policy is $1 million less the greater amount inforce on either life.

     2. In addition to the basic retention, the Ceding Company will retain the full amounts of additional insurance provided in the following situations:

          a)   Accidental Death Benefit (ADB) rider
          b)   The Ceding Company employee term insurance
          c)   Additional Insurance Option (AIO) rider
          d)   Guaranteed issue / simplified issue underwriting (non-COLI)
          e)   Waiver of Premium (WP) rider
          f)   Waiver of Monthly Deductions (WMD) rider


     3. The amount of Estate Preservation Rider is included in the initial retention calculation. However, at the time the Estate Preservation Rider cancels in four (4) years, the Ceding Company will not recapture up to the full retention amount. The Ceding Company will continue to reinsure the same percent at time of issue.

     4. On all plans other than universal life, the Ceding Company will retain, in addition to its basic retention, a share proportional to its basic retention of the additional insurance provided in the following situations:

          i.   Purchased by dividends.
          ii. Issued under the terms of a Cost of Living (COL) or other increasing term insurance rider
          iii. Issued under the terms of its annual premium additions rider
               (APAR).

                         SCHEDULE III - BUSINESS COVERED

                            EFFECTIVE JANUARY 1, 2002

--------------------------------------------------------------------------------
PLAN(S) AND RIDER(S)
--------------------------------------------------------------------------------


                              NON-TERM SINGLE LIFE
            SECOND-TO DIE UNIVERSAL LIFE AND VARIABLE UNIVERSAL LIFE
                            SECOND-TO-DIE TRADITIONAL
                       TERM SINGLE LIFE (FACULTATIVE ONLY)

                    Beneficiary Insurance Option (BIO) Rider
                           Accelerated Benefits Rider
                             Accelerated Care Rider
            Non-Qualified Acceleration Rider for California Residents

                               Policy Split Option
                       Additional Protection Benefit Rider
                            Estate Preservation Rider
                              Individual Term Rider
                            Continuing Coverage Rider
                          Enhanced Death Benefit Rider
                            Automatic Increase Rider
                                  First to Die
                            Policy Continuation Rider

                       SCHEDULE IV - REINSURANCE PREMIUMS


--------------------------------------------------------------------------------
LIFE:
--------------------------------------------------------------------------------

         Business Covered, as shown in Schedule III (including business ceded to National Life Insurance Company from Life Insurance Company of the Southwest) will be reinsured on the yearly renewable term basis with the Reinsurer participating only in mortality risks (not cash values, loans, dividends or other features specific to permanent policies). The mortality risk shall be the net amount at risk on that portion of the policy which is reinsured with the Reinsurer.

         The Life Reinsurance premium rates contained in this Agreement are guaranteed for one year, and the Reinsurer anticipates continuing to accept premiums on the basis of these rates indefinitely. If the Reinsurer deems it necessary to increase rates, such increased rates cannot be higher than the valuation net premiums for annually renewable term insurance calculated using the minimum statutory mortality rates and maximum statutory interest rate for each year of issue. If the Reinsurer raises rates without the Ceding raising its rates, the Ceding Company will have the right to recapture with no fee or notification of termination time requirement.

         Reinsurance premiums will be determined according to the amount reinsured with the Reinsurer per insured life as follows. The life reinsurance premium will be calculated in the case of life risks, by multiplying the appropriate life premium rate, from the attached Rate Table labeled below, for the age of the insured, at the beginning of the policy year, by the amount at risk reinsured for that policy year, multiplied by the applicable pay percentage as shown below. The same procedure will apply for single premium policies and for paid up policies.

         Rates are applicable to Automatic and Facultative Excess only.

NON-TERM SINGLE LIFE AND SECOND-TO- DIE UL/VUL


            PLAN(S)         RATE TABLE       UNDERWRITING CLASS        YEAR 1+
            -------         ----------       ------------------        -------


                                          Elite Preferred Non-Smoker
                                             Preferred Non-Smoker
     Non-Term Single Life    C - 3             Preferred NS
       and Second-to-                         (without Elite)
        Die UL/VUL*                         Standard Non-Smoker
                                               Preferred Smoker
                                               Standard Smoker
                                          Smoker (without Preferred)


         * For Second-to-Die Universal Life and Variable Universal Life with both lives insurable, Frasierize the above Single Life Rates (See formula in C-4). A per $1,000 minimum premium applies in all years.


         ONE LIFE UNINSURABLE

         When one of the lives is uninsurable, the reinsurance premiums will be based on the age and sex of the insurable life using the above single life rates for Automatic and Facultative Excess coverage.

                  The maximum premium allowed is          per thousand.

SECOND-TO-DIE TRADITIONAL (JEA)

         BOTH LIVES INSURABLE

            The basis for figuring the premiums payable for this coverage will be as described below:

                    For automatic and facultative excess business, reinsurance premiums shall be based on a joint equal age of the insureds under the policy. The joint equal age shall be calculated by using the attached Tables C-1-a through C-1-e in the order indicated. For preferred nonsmokers, subtract one year from the age of the individual insured prior to calculating the joint equal age. For standard nonsmokers, add one year to the age of the individual insured prior to calculating the joint equal age.

                               C-1-a    Adjustment for Smoking
                               C-1-d    Female to Male Age Adjustment
                               C-1-e    Determination of Joint Equal Age


The Joint Equal Age is then used to find the applicable Last Survivor premium rate from the attached Rate Table C-2-a or C-2-b.

                               C-2-a    Two Male Nonsmokers
                               C-2-b    Two Male Smokers

                    The consideration payable for this coverage shall be based on the appropriate life rate from the attached Rate Tables C-2-a and C-2-b, multiplied by the applicable pay percentages:

            PLAN(S)         RATE TABLE       UNDERWRITING CLASS       YEAR 1+
            -------         ----------       ------------------       -------
         Second-to-Die      C-2-a OR            All Classes
       Traditional (JEA)     C-2-b



                    The individual ratings and ages of the two insureds are used to calculate specific combination ratings, which are then applied to the premium rate as a multiple in the case of a percentage rating or as an addition in the case of a flat extra. These combination ratings and flat extras are computed based on general actuarial principles.

                    The maximum premium allowed is         per thousand.
FIRST TO DIE

         Standard premiums for automatic and facultative excess life reinsurance will equal the lesser of per thousand and of the sum of the current set of single life rates in effect at the time of issue .For substandard table ratings, premiums will be increased by 25% per table.

         Standard premiums for facultative shopped life reinsurance will equal the lesser of per thousand and of the current set of single life rates in effect at the time of issue.

         For substandard table ratings, premiums will be increased by 25% per table. Flat extra premiums will receive the allowances described in Exhibit C of the basic Agreement.

         ONE LIFE UNINSURABLE

         When one of the lives is uninsurable, the reinsurance premiums will be based on the age and sex of the insurable life using the current single life rates for Automatic and Facultative Excess coverage.

         There will be no premium tax reimbursement.

         All Policy Fees will be retained by the Ceding Company.

--------------------------------------------------------------------------------
SUBSTANDARD PREMIUMS:
--------------------------------------------------------------------------------

         SUBSTANDARD TABLE EXTRA

         Premiums will be increased by any substandard premium charged the insured on the net amount at risk reinsured. For substandard table ratings, premiums will be increased by the following percent per table:

                                       25%
         FLAT EXTRA PREMIUMS

         The premium will be increased by any flat extra premium charged the insured on the face amount initially reinsured, less total allowances as shown below:

         FIRST YEAR PERMANENT        FIRST YEAR TEMPORARY PAYABLE      RENEWAL:
         PAYABLE 6 YEARS OR MORE:            1 - 5 YEARS:

                  100%



         For second-to-die UL/VUL policies, table and flat extras will be applied to the single life rates before Frasierizing (see formula in C-4). A per $1,000 rate cap applies in all years after Frasierizing.

--------------------------------------------------------------------------------
SUPPLEMENTAL BENEFITS:
--------------------------------------------------------------------------------

RIDER (S)

BENEFICIARY INSURANCE OPTION (BIO) RIDER

         The annual consideration to be paid for reinsurance of the Beneficiary Insurance Option Rider ceded hereunder shall be the sum of:

     1. For rider reinsurance not in excess of $2,000,000 on any one life, the gross premium charged the insured (see Rate Table C-5) on the portion reinsured less the following total allowances:

                       POLICY YEAR                 ALLOWANCE
                            1
                       2 and after

     2. For rider reinsurance in excess of $2,000,000 on any one life, per policy plus per $1,000 of reinsurance.

ACCELERATED BENEFITS RIDER

         The Accelerated Benefits Rider may be attached to all new business or inforce business covering Term, Whole Life (Single Life and First To
         Die), Universal Life and Variable Universal Life plans of insurance issued by the Ceding Company.

         At the time the option is exercised, the Accelerated Benefits Rider provides a partial settlement of the death benefit based on two possible contingencies:

     1.   Terminal Illness

          If the insured is certified by a physician as having an illness or physical condition and is expected to live no more than 24 months, the benefit payable shall be computed by multiplying the total Accelerated Benefits Rider payout by the ratio of the reinsured "net amount at risk" to the face amount (Death Benefit) used in the total Accelerated Benefits Rider payout calculation. A terminally ill insured CANNOT qualify as a chronically ill insured.

     2.   Chronic Illness

          If the insured is certified (within the last 12 months) by a licensed health care practitioner as :

          a) being unable to perform (without substantial assistance from another individual) at least two activities of daily living (ADL) for a period of at least 90 days due to a loss of functional capacity,

          b) having a level of disability similar to the level of disability described in (a),

          c) requiring substantial supervision to protect such individual from threats to health and safety due to severe cognitive impairment.

          The benefit payable shall be computed by multiplying the total Accelerated Benefits Rider payout by the ratio of the reinsured "net amount at risk" to the face amount (Death Benefit) used in the total Accelerated Benefits Rider payout calculation.


                  SCHEDULE IV - REINSURANCE PREMIUMS (CONTINUED

          This Rider allows a chronically ill insured to accelerate benefits after the first two policy years. The maximum payout under the Accelerated Benefits Rider shall be limited to $1,000,000. The Reinsurer shall pay its share (based on the percentage of the base policy reinsured with the Reinsurer) of the discounted benefit in a lump sum.

          There is no additional premium for this Rider. The Ceding Company will continue to pay reinsurance premiums on the unaccelerated portion of reinsured business until the policy is terminated or the date of death of the insured, unless a reinsured waiver of premium benefit applies.


ACCELERATED CARE RIDER

         The premiums payable for the Accelerated Care Rider on Traditional Life policies shall be based on the appropriate point-in-scale life rate from the attached Rate Table labeled C-6 (for "Lifetime" pay without nonforfeiture benefit), multiplied by the applicable pay percentage as shown below:

                         POLICY YEAR                 ALLOWANCE

                              1
                         2 and after


         The Ceding Company will continue to pay reinsurance premiums on the unaccelerated portion of reinsured business until the policy is terminated or the date of death of the insured, unless a reinsured waiver of premium benefit applies.

         This rider will only be reinsured when the Ceding Company's retention is exceeded or if the policy is reinsured under the shopped substandard program.


NON-QUALIFIED ACCELERATED CARE RIDER (FOR CALIFORNIA RESIDENTS ONLY)

         The premiums payable for the Non-Qualified Accelerated Care Rider on Traditional Life policies for California residents shall be based on the appropriate point-in-scale life rate from the attached Rate Table labeled C-7 (for "Lifetime" pay without nonforfeiture benefit), multiplied by the applicable pay percentage as shown below:

                           POLICY YEAR                 ALLOWANCE

                                1
                           2 and after


         The Ceding Company will continue to pay reinsurance premiums on the unaccelerated portion of reinsured business until the policy is terminated or the date of death of the insured, unless a reinsured waiver of premium benefit applies.

         This rider will only be reinsured when the Ceding Company's retention is exceeded or if the policy is reinsured under the shopped substandard program.

                 SCHEDULE IV - REINSURANCE PREMIUMS (CONTINUED)

POLICY SPLIT OPTION RIDER

         The Reinsurer will not charge a premium for the Policy Split Option Rider.

         At the exercise of the Split Option, the new policy will be reinsured on the yearly renewable premium basis using the point-in-scale single life rates in Rate Table C-3 and the pay percents above for non-term single life, measured from the issue date of the original Joint Last Survivor policy.


INDIVIDUAL TERM RIDER

         The current set of single life rates will be used that are in effect at the time of issue.

ADDITIONAL PROTECTION RIDER, ESTATE PRESERVATION RIDER, ENHANCED DEATH BENEFIT RIDER, AND AUTOMATIC INCREASE RIDER

         The premiums payable for the above riders shall be based on the appropriate point-in-scale life rate from the attached Rate Table labeled C-3, multiplied by the applicable pay percentage as shown for the Survivorship UL and VUL plans, and Frasierized where appropriate.

CONTINUING COVERAGE RIDER

         The Reinsurer will receive its share of the       per $1,000 premium
         for the Continuing Coverage Rider, less an allowance of   in all years.

         When the youngest insured reaches attained age 90, the CEDING COMPANY will pay the REINSURER, up until age 100.


POLICY CONTINUATION RIDER

         Upon the first death, subject to some restrictions (i.e., a maximum attained age for the survivor), new coverage may be purchased on the life of the surviving insured under the Policy Continuation Rider. The new coverage will be an attained age Traditional Life policy up to a predefined maximum Death Benefit. If the second insured dies within 90 days of the death of the first insured, an additional death benefit is payable. The attached C - 8 Rate Table shall be paid by the Ceding Company prior to the Policy Continuation Rider option being exercised.

         Option Policies: At the exercise of the Policy Continuation, the new policies will be reinsured on the Yearly Renewable Term basis using the most current reinsurance rates for automatic and facultative excess business, measured from the issue date of the original First-to-Die policy.

--------------------------------------------------------------------------------
RE-ENTRY'S:
--------------------------------------------------------------------------------

         Re-Entry's are not covered under this Agreement.


--------------------------------------------------------------------------------
CONVERSIONS OR EXCHANGES:
--------------------------------------------------------------------------------

         If any business covered under this Agreement is subsequently converted or exchanged to any other plan reinsured by the Reinsurer, then such business will be reinsured at the rates as shown in the Agreement covering the new plan. Rates and allowances, or pay percentages, applicable to the new plan will be determined at point in scale based on the original policy that is being converted or exchanged. If the Agreement including the new rates requires policy fees, then they will also apply to the new plan.

         If any business covered under this Agreement, is subsequently converted or exchanged to a plan that is not reinsured with the Reinsurer, under a specific document, then such business will be reinsured with the Reinsurer, at point in scale rates based on the original policy that is being converted or exchanged.

         The Reinsurer will provide reinsurance coverage under the Agreement for policies resulting from a term conversion of a policy not previously reinsured by the Reinsurer if the converted policy exceeds the Ceding Company's retention limit. Rates and allowances or pay percentages, applicable to the new plan will be determined at point in scale based on the original policy that is being converted or exchanged. If the Agreement includes new rates and requires policy fees, then they will also apply to the plan.


--------------------------------------------------------------------------------
EXPERIENCE REFUND OR PROFIT COMMISSION:
--------------------------------------------------------------------------------

         Experience Refund or Profit Commissions are not covered under this Agreement.

--------------------------------------------------------------------------------

                RATE SCHEDULES C - 1-A, C -- 1- D , AND C - 1- E

--------------------------------------------------------------------------------

                                 TABLE C - 1 - A

         If there is one smoker and one nonsmoker, the following adjustments should be made to convert the smoker's age to a nonsmoker's age:

                           ADJUSTMENT FOR SMOKING

                            Male Ages                           +6
                                                                --
                           Female Ages                          +4

                                 TABLE C - 1 - D

         An adjustment should be made in the ages of any females to bring them to a corresponding male age:

                          FEMALE TO MALE AGE ADJUSTMENT

                                    All ages:  -5


                                 TABLE C-- 1 - E


         If there are two male ages with the same underwriting and smoking class, the following table is used to determine a joint equal age:

                                 JOINT EQUAL AGE

              DIFFERENCE IN AGE                       ADD TO YOUNGER AGE
              -----------------                       ------------------
                      0                                        0
                    1 - 2                                      1
                    3 - 4                                      2
                    5 - 6                                      3
                    7 - 9                                      4
                   10 - 12                                     5
                   13 - 15                                     6
                   16 - 18                                     7
                   19 - 23                                     8
                   24 - 28                                     9
                   29 - 34                                    10
                   35 - 39                                    11
                   40 - 44                                    12
                   45 - 47                                    13
                   48 - 50                                    14

--------------------------------------------------------------------------------

                      RATE SCHEDULE C - 2 - A AND C - 2 - B

--------------------------------------------------------------------------------

                 SCHEDULE IV - REINSURANCE PREMIUMS (CONTINUED)


--------------------------------------------------------------------------------

                                RATE SCHEDULE C-3

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                RATE SCHEDULE C-4

--------------------------------------------------------------------------------


1. The premiums for this business shall be calculated using the Frasier method and the single life rates as described in Schedule IV. The single life rates shall be adjusted for substandard mortality by adding 25% per underwriting table and any flat extra charges to the appropriate single life rate. The substandard single life rates shall not exceed per thousand.

2. The single life rates calculated as described in Section 1 above shall be converted to joint last survivor rates using the methodology described in Section 3 below.

3.       METHOD FOR CALCULATING JOINT LAST SURVIVOR PREMIUMS

         Definition of Terms:

         (a) Qx,n = single life rate per thousand in duration n for an insured whose policy was issued at issue age x

         (b) Qx,y,n = joint last survivor rate per thousand in duration n for two insureds whose policies were issued at issue ages x and y

         STEP 1

                  Calculate qx,n for each insured for durations 1 to n.

                  qx,n = Qx,n divided by 1000.

         STEP 2

                  Calculate px,n for each insured for durations (n-1) and n.

                  px,n = (1-qx,1) x (1-qx,2) x...x (1-qx,n).

         STEP 3

                  Calculate px,y,n for durations (n-1) and n.

                  px,y,n = px,n + py,n - ((px,n) x (py,n))

         STEP 4

                  Calculate qx,y,n for duration n.  Let px,y,0 = 1.

                  qx,y,n = 1 - PX,Y,N
                               -------
                               px,y,n-1

         STEP 5

                  Qx,y,n = 1000 x qx,y,n.


                 SCHEDULE IV - REINSURANCE PREMIUMS (CONTINUED)


--------------------------------------------------------------------------------

                                RATE SCHEDULE C-5

--------------------------------------------------------------------------------

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                               RATE SCHEDULE C- 6

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                                      -34-
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                 SCHEDULE IV - REINSURANCE PREMIUMS (CONTINUED)


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                                RATE SCHEDULE C-7

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                 SCHEDULE IV - REINSURANCE PREMIUMS (CONTINUED)


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                               RATE SCHEDULE C- 8

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                               SCHEDULE V - LIMITS



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REINSURER'S SHARE:
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                  25% excess of the Ceding Company's Retention


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BINDING LIMITS:
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                          $15,000,000 for Life products
                          $9,000,000 for the BIO Rider



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JUMBO LIMIT:
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                                   $25,000,000

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                  SCHEDULE VI - SAMPLE STATEMENT SPECIFICATIONS


The following information should appear on each Statement and Inforce listing:

     o    Name of the Insured(s)

     o    Date of Birth of the Insured(s)

     o    The Issue Age of each Insured(s)

     o    The Sex of the Insured(s)

     o    The Insured(s) Country of Residence

     o    Underwriting Classification (i.e. Preferred, Standard, etc.)

     o    Smoking Class (i.e. Smoker, Non Smoker, etc.)

     o    Indication if Business is Facultative or Automatic

     o    Indication if Business is Risk Premium or Coinsurance

     o    Policy Number(s)

     o    Plan Code(s) / Kind Code(s): Cession Series

     o    Original Face Amount of the Policy(s)

     o    Amount(s) Ceded to the Reinsurer

     o    Amount of Premium being Paid; separated for Supplementary Benefits .

     o    The Amount of any Reinsurance Premium Allowances

     o    Any Extra Premiums concerned. Example: $5 / 1000 / 5 YRS

     o Effective Date and Duration of any Policy(s) Change, Reissue, or Termination

                      SCHEDULE VII - SAMPLE POLICY EXHIBIT



               POLICY SUMMARY                    NUMBER OF          REINSURANCE
               CLASSIFICATION                     POLICIES             AMOUNT
               --------------                     --------             ------


               Inforce as of Last Report             878          $410,220,973


               New Issues                              2              $516,666
               Reinstatements                          3              $483,334
               Increases                                              $500,000
               Decreases - Still Inforce                              $133,332
               Rollover - In                           0                    $0

               DEDUCT BY:
                        Death                          0                    $0
                        Surrender                      1              $250,000
                        Lapse                          4            $1,000,001
                        Conversion - Out               0                    $0
                        Decreases - Termination        3              $299,999
                        Inactive - Pending             0                    $0
                        Not Taken                      0                    $0


               Inforce as of Current Report          875          $410,037,641

                           SCHEDULE VIII - DEFINITIONS

ASSUME - To accept or take over a risk, the converse of cede.

AUTOMATIC REINSURANCE - A reinsurance agreement under which the Reinsurer is obligated to accept or assume risks that meet certain specific criteria based on the Ceding Company's underwriting.

BINDING LIMIT - The amount of risk over the Ceding Company's retention, which can be ceded automatically if all automatic conditions are met.

CASH VALUE - The amount of money that the policy owner will receive as a refund if the policy owner cancels the coverage and returns the policy to the company.

CEDE - To transfer an insurance risk from the company originally issuing the policy to another insurance company known as the Reinsurer.

CEDING COMPANY - A ceding insurer is an insurer that underwrites and issues an original, principal policy to an insured and contractually transfers (cedes) a portion of the risk to the Reinsurer. A ceding Reinsurer is a Reinsurer which transfers (cedes) a portion of the underlying reinsurance to a retrocessionaire.

CONDITIONAL RECEIPT - A provision included in some life insurance policies providing coverage from the date of the application to the date at which the policy is either issued or declined.

EXCESS REINSURANCE - A form of reinsurance under which recoveries are available when a given loss exceeds the Ceding Company's retention (excess of loss reinsurance) defined in this Agreement.

EXPERIENCE REFUND OR PROFIT COMMISSION - A provision found in some reinsurance agreements which provides for profit sharing. Parties agree to a formula for calculating profit, an allowance for the Reinsurer's expenses, and the Ceding Company's share of such profit after expenses.

EXTRA CONTRACTUAL OBLIGATIONS (ECO) - A generic term that, when used in a reinsurance agreement, refers to damages awarded by a court against an insurer which are outside the provisions of the insurance policy, due to the insurer's bad faith, fraud or gross negligence in the handling of a claim.

FACULTATIVE - Reinsurance under which the Ceding Company has the option (faculty) of submitting and the Reinsurer has the option of accepting or declining individual risks. This Agreement merely reflects how individual facultative reinsurance will be handled.

FLAT EXTRA PREMIUM - A method for rating substandard risks used when the extra risk is considered to be constant. The underwriter assesses a specific extra premium for each $1,000 of insurance. Flat extra ratings usually apply to applicants in hazardous occupations or avocations, aviation, or with certain physical impairments of a temporary nature.

INDEXING - The adjustment of the Ceding Company's retention and the reinsurance limit by a measure of inflation such as the Consumer Price Index.

INDIVIDUAL CESSION ADMINISTRATION - A reinsurance arrangement where the Reinsurer sets up individual records for each cession and calculates the reinsurance premium, inforce, and reserve information for its financial reports.

JUMBO LIMIT - The limit placed on an amount of coverage that may be inforce, or applied for in all companies, on an individual life for automatic reinsurance purposes. If such insurance exceeds the limit, the Ceding Company must submit the risk to the Reinsurer for facultative review.

MINIMUM REINSURANCE AMOUNT - The smallest cession that the Reinsurer will accept automatically. The minimum size is set to avoid the expenses associated with small cessions.

ORIGINAL POLICY(S) - Insurance contracts between the Original Company and the Insured(s).


                     SCHEDULE VIII - DEFINITIONS (CONTINUED)

POLICY RESERVE - A liability account that identifies the amount of assets that, together with the future premiums to be received from inforce policies, is expected to be sufficient to pay future claims on those inforce policies. Also called a legal reserve or a statutory reserve.

POOL - A method of allocating reinsurance among several Reinsurers. Using this method, each Reinsurer receives a specified percentage of each risk ceded into the pool. A reinsurance pool is a multi-Reinsurer agreement under which each Reinsurer in the group or pool assumes a specified portion of each risk ceded to the pool.

PREMIUM - (Written/Unearned/Earned) - Written premium is premium registered on the books of an insurer or Reinsurer at the time a policy is issued and paid. Premium for a future exposure period is said to be unearned premium. For an individual policy, written premium minus unearned premium equals earned premium. Earned premium is income for the accounting period while unearned premium will be income in a future accounting period.

PUNITIVE DAMAGES - A term that, when used in reinsurance agreements, refers to damages awarded by a court against an insured or against an insurer in addition to compensatory damages. Punitive damages are intended to punish the insured or the insurer for willful and careless misconduct and to serve as a deterrent. When the award is against an insurer, it is usually related to the conduct of the insurer in the handling of a claim.

QUOTA SHARE - A form of reinsurance in which premiums and losses are shared proportionately between the Ceding Company and the Reinsurer, in which the same percentage applies to all policies reinsured.

RATE - The premium rate is the amount of premium charged per exposure unit, e.g. per $1,000.

RECAPTURE - The process by which the Ceding Company recovers the liabilities transferred to the Reinsurer.

REINSURER - A company which contractually assumes all or part of the Ceding Company's risk.

RETENTION - The dollar amount or percentage of each loss retained by the Ceding Company under this reinsurance agreement. The Ceding Company's retention is not reinsured in any way.

RISK - Insurance on an individual life.

RISK PREMIUM REINSURANCE - Another name for Yearly Renewable Term (YRT) reinsurance. A form of reinsurance under which the risks, but not the permanent plan reserves, are transferred to the Reinsurer for a premium that varies each year with the amount at risk and the ages of the insureds. Under the YRT method, the Ceding Company will transfer to the Reinsurer the mortality risk on either a net amount at risk basis or on an approximation of the net amount at risk basis.

SELF-ADMINISTRATION - A reinsurance arrangement where the Ceding Company provides the Reinsurer with periodic reports for reinsurance ceded giving premium, inforce, reserve, and any other information required by the Reinsurer for its financial reports. Self-Administration is also known as Bulk or Bordereaux.

STANDARD GUIDELINES - The underwriting guidelines intended to be applied to all applications for insurances of the type(s) reinsured under this agreement.

SUBSTANDARD RISKS - Those insureds that, under the terms of the Ceding Company's standard guidelines, do not meet the criteria for issuance at standard premium rates.

SUBSTANDARD TABLE EXTRA - Substandard table extra ratings usually apply to physically impaired lives. The rates will be increased by a factor as shown in
Schedule I for each table of additional mortality.

SUM AT RISK OR NET AMOUNT AT RISK - The excess of the death benefit of a policy over the policy reserve.




                     SCHEDULE VIII - DEFINITIONS (CONTINUED)

TERMINATION - The formal ending of a reinsurance agreement by its natural expiry, cancellation or commutation by both parties. Terminations can be either on a cutoff or runoff basis. Under cutoff provisions, the parties' obligations are fixed as of the agreed cutoff date. Otherwise, obligations incurred while the agreement was inforce are run off to their natural extinction.

YEARLY RENEWABLE TERM - Another name for Risk Premium Reinsurance.
























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